EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of
The Children’s Place Retail Stores, Inc.
Secaucus, New Jersey:

We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (No. 333-88378) and Form S8 (No. 333-47065, 333-135211 and 333-85834) of The Children’s Place Retail Stores, Inc. and subsidiaries of our reports dated March 20, 2014, relating to the consolidated financial statements and financial statement schedule and the effectiveness of The Children’s Place Retail Stores, Inc. and subsidiaries’ internal control over financial reporting, which appear in this Form 10-K.

/S/ BDO USA, LLP

New York, NY
March 20, 2014